UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST

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On June 16, 2023, representatives of BlackRock California Municipal Income Trust (the “Fund”) submitted slides to certain representatives of Institutional Shareholder Services Inc. regarding the Fund. A copy of these slides is filed herewith.

Supplemental Materials for Institutional Shareholder Services June 2023BlackRockBlackRock California Municipal Income Trust (BFZ)

Relative valuations among Leveraged Municipal CEFs have historically been influenced by NAV distribution rates and performanceBlackRock California Municipal Income Trust (BFZ) has grown its monthly distribution rate by 15.0% in 2023" BFZ recently reduced its contractual management fee and took advantage of the higher interest rate environment to increase fund earnings, supporting the distribution rate increase By comparison, Leveraged California Municipal CEFs (ex BFZ) have reduced distributions by -20% BFZ has consistently outperformed peers, supporting the Fund's relatively higher valuation Leveraged California Municipal CEFsSource: Morningstar data as of 4/30/2023.(1) Data includes perpetual funds in the following Morningstar categories: Muni National Long, Muni California Long, Muni New York Long, Municipal Single State.

Excerpts of letters submitted on behalf of BlackRock California Municipal Income Trust (the Fund) to the Securities and Exchange Commission staff (the Staff): Excerpt from letter relating to the revised preliminary proxy statement on Form PRRN14A filed on May 9, 2023 by Saba Capital Management, L.P., Saba Capital Master Fund, Ltd., Boaz R. Weinstein, Ravi Bhasin, Ilya Gurevich and Emmanuel Werthenschlag (collectively, Saba) in connection with Saba's Preliminary Proxy Statement regarding the 2023 annual meeting of shareholders (the Annual Meeting) of the Fund (the Saba Proxy Statement):1. Sabas Precatory Proposalsa.Solicitation of Shareholder Vote on. Precatory ProposalsBeginning on page 9 of the Saha Proxy Statement Saha solicits the vote of the funds shareholders for the following four precatory proposals: (i) a proposal requesting that the Board amend the Funds governing documents to give shareholders the right to adopt alter and repeal the Funds by-laws; (ii)a proposal requesting that the Board declassify the Board so that all Trustees are elected on an annual basis starting at the next annual meeting of the Funds shareholders; (iii) a proposal requesting that the Board opt-out of the Delaware Control Share Acquisition Statute 1; and (iv) a proposal requesting that The Fund assumes the references to the "Delaware Control Share Acquisition Statute in the Saba Proxy Statement are intended to refer to the control beneficial interest acquisition provisions of the Delaware Statutory Trust Act.

(Continued)the Board take all necessary steps to a merge the Fund with and into an existing open-end fund {each of (i), (ii),(iii) and (iv), a "Proposal" and, collectively, the "Proposals"). We submit that the inclusion of any of the Proposals in the Saba Proxy Statement, any inclusion of the Proposals in any definitive proxy materials and any solicitation of shareholder votes in respect of any of the Proposals would, in each case, violate Rule 14a-9 under the Exchange Act, because the funds shareholders do not have the power to vote on the Proposals under the funds governing documents or under applicable law. Specifically, the funds Amended and Restated Agreement and Declaration of Trust (the "Declaration" ) clearly and unambiguously provides that shareholders shall have no power to vote on any matter except matters on which a vote of [s] hareholders is required by applicable law, [the] Declaration or resolution of the Trustees." The funds Amended and Restated Bylaws (the "Bylaws") similarly unambiguously provide that shareholders "shall have no power to vote on any matter except matters on which a vote of shareholders is required by applicable binding law, the [Declaration] or a resolution of the [Irustees].1Neither applicable law nor the Declaration requires a vote of shareholders on the Proposals, and the funds Board of Trustees {the "Board" and such Trustees, collectively, the "Trustees") has not adopted a resolution requiring a vote of shareholders on the Proposals. The Board acted expeditiously to review, analyze and consider each Proposal following its receipt of Sabas notice thereof on March 22, 2023. On April 28, 2023, the Board met to specifically consider whether to provide for a shareholder vote on the Proposals, following discussion and consideration of applicable factors and in the exercise of the Irustees business judgment, the Board determined at such meeting not to adopt a resolution to require a vote of shareholders on the Proposals at the funds Annual Meeting. Also on April 28, 2023, following such determination by the Board, the fund provided written notice to Saba that: (i) the funds Declaration and Bylaws provide that shareholders have no power to vote on any matter except matters on which a vote of shareholders is required by applicable law; the Declaration or a resolution of the Board, (ii) neither the Declaration nor applicable law requires a vote of shareholders on the Proposals, and the Board has not adopted a resolution requiring a vote of shareholders on the Proposals, and (iii) accordingly, the Proposals would not be presented at the funds Annual Meeting. Saba has acknowledged its receipt of such notice in the Saba Proxy Statement. If helpful to the Staff, an opinion of reputable counsel stating that the funds shareholders have no power to vote on the Proposals at the Annual Meeting can be provided.b.False and Misleading Statements Concerning Shareholder Voting AuthorityDespite Saba indicating that it is familiar with the Bylaws and separately having been notified that the Proposals will not be presented at the Annual Meeting for the reasons set out above, Saba nonetheless included the Proposals in the Saba Proxy Statement and preliminary proxy card. Sabas inclusion of the Proposals in the Saba Proxy Statement or in any definitive proxy materials, and any solicitation of shareholder votes in respect of any of the Proposals, would, in each case, be a clear and direct violation of Rule 14a-9 under the Exchange Act, which prohibits Saba from making false and misleading statements in its proxy materials and solicitations. Accordingly, we ask that the Staff act to preclude Saba from including the Proposals in any of its proxy materialsIf Saba is allowed to include the Proposals in its proxy materials, the funds shareholders are likely to be misled into falsely believing that they have the power to vote on the Proposals if they use Sabas

(Continued)proxy card, which they do not as outlined above. At a minimum, the Funds shareholders will be confused by the inconsistency between the Funds proxy card, which will not include the Proposals, and Sabas proxy card. Disclosure by either Saba or the Fund would be inadequate to mitigate this problem and would result in the Funds bearing unnecessary costs.Furthermore, Saba would possess an unfair advantage in its proxy campaign of the type against which Rule 14a-9 was designed to protect, because the Funds shareholders may only vote using one proxy card. If Saba is allowed to include the Proposals on its proxy card, then Sabas proxy card would contain more proposals than the Funds proxy card and the Funds shareholders may be inclined to vote using Sabas proxy card even in instances where they would like to vote for each of the Boards nominees (which they cannot do on Sabas proxy card) and against each the Proposals. This could, in turn, lead to potentially inaccurate vote results and irreparable harm to the Fund and the Boards nominees.c.SEC Staffs Previous Exclusion of Similar Shareholder ProposalsThe Staff has previously taken action to allow the exclusion of a precatory proposal on which shareholders were not entitled to vote. Saba is certainly aware of this Staff position as it was the subject of this previous rejection of an improper shareholder proposal. In 2020, in Firm Tout Senior Floating Rate Income Fund 11, SEC No-Action Letter (June 17 , 2020), the Staff provided no-action relief to permit a fund to exclude a precatory proposal submitted by Saba to declassify the funds board from its proxy materials pursuant to Rule 14a-S(b)(1) under the Exchange Act. Sabas precatory proposal in that instance is substantively the same board declassification proposal included in its preliminary proxy materials with respect to the Fund {which is only one of the four Proposals that Saba submitted). In the First Trust letter, the Staff based its position on the fact that Saba did not hold securities entitled to be voted on the proposal. as the funds Declaration of Trust clearly and unambiguously limited shareholders to vote "only on specific matters that are enumerated in the Declaration of Trust. The facts in First Trust are substantially the same as those relating to the Proposals, except that, having previously failed in its attempt to bring such a precatory proposal before shareholders of another fund pursuant to Rule 14a-8, Saba is now attempting to circumvent the Staffs authority and inundate the Fund with multiple precatory proposals (none of which Saba has any right to bring before the Funds shareholders at the Annual Meeting as set out above) by submitting them outside the pa rameters of Rule 14a -8.

Excerpt from letter relating to the revised preliminary proxy statement on Form PRRN14A filed on May 17, 2023 by Saba Capital Management, L.P., Saba Capital Master Fund, Ltd., Boaz R. Weinstein, Ravi Bhasin, Ilya Gurevich and Emmanuel Werthenschlag (collectively, Saba) in connection with Saba's Preliminary Proxy Statement regarding the 2023 annual meeting of shareholders (the Annual Meeting) of the Fund (the Saba Proxy Statement):We believe that all of the points identified in our prior letter submitted to the Staff' on May 11,2023 {the "May 11 Letter1'!, regarding Sabas Revised Preliminary Proxy Statement on Form PRRNI4A fied on May 9, 2023 remain true in all respects. Despite our May 11 Letter, however. the Saba Proxy Statement continues to contain disclosure soliciting the vote of the Fund's shareholders on the four precatory proposals described in the May 11 Letter {the "Proposals"). Accordingly, we are writing this letter to directly address certain additional statements made in the Saba Proxy Statement regarding the Fund and its Board of Trustees {the "Board") which we believe to be fialse and misleading in violation of Rule l4a-9In addition, we emphasize that, io our knowledge, allowing a shareholder to solicit votes Tor proposals that the shareholder knows will not be considered al the shareholder meeting has never before been permitted. Notwithstanding the claims in lhe Saha Proxy Statement, shareholders uncequivocally do not have the right to vote on the Proposals under the Fund's

(Continued)governing documents and there is no room for an alternate interpretation, in our opinion, allowing the Proposals to be included in the Saha Proxy Statement will set a dangerous precedent because it empowers shareholders to override fund hoards and governing documents with no limitations, Also, we believe allowing the Proposals to be included in the Saba Proxy Statement will result in tremendous shareholder confusion and inaccurate voting. Further, such a precedent could result in similar damaging effects in future proxy fights Involving other closed-end funds or any other public company. We therefore urge the Staff to require Saha to remove the Proposals from the Saba Proxy Statement,1. FaLse and Misleading Statements Alleging Prohibition of All Shareholder ProposalsOn page 2 of the Saba Proxy Statement. Saba claims that the Fund is attempting to invalidate" the Proposals by asserting that"no shareholder is ever allowed to submit any ... governance or value creation oriented proposals.These statements are false and misleading, they impugn the Fund and they allege improper conduct of the Fund without factual foundation. The Fund has not invalidated, nor sought to invalidate, any of the Proposals, nor has it claimed that shareholders cannot submit proposals of the type submitted by Saba. Shareholders may submit proposals in accordance with the requirements set forth in the Funds /Amended and Restated Bylaws {the "Bylaws), and such proposals will be submined to a vote of the Funds shareholders at the Annual Meeting if such proposals are eligible to be voted on under the Funds A mended and Res tated Agreement and DecLaration of Trust (the Declaration) or applicable law, or if otherwise determined by a resolution of the Board. Sabas Proposals, however, relate to matters on which the Funds shareholders do not. under either the Declaration or applicable law, have the power to vote, and the Board has not adopted any resolution requiring a vote of the Funds shareholders on the Proposals. Therefore, the Proposals need not, and will not be presented at the Funds Annual Meeting.The Saba Proxy Statement also states that "the Fund sent Saba a letter asserting that the Fund would not allow the [Proposals] to be presented at the Annual Meeting, citing to a provision of the Funds organizational documents that the Fund purports to bar all shareholders from ever submitting... any of the governance and value creation oriented proposals. This statement by Saba Is false and misleading and it impugns the Fund. The Fund did not and does not, cite to a provision to "purport to bar all shareholders from ever submitting proposal; of the type submitted by Saba. In fact, the Fund did not even address shareholder submission of proposal; in its letter to Saba. Rather, as previously described in the May 11 Letter, the Fund, in ils April 28, 2023 Letter to Saba, provided written notice to Saba that; (i) the Declaration and Bylaws provide that shareholder; have no power to vote on any matter except matters on which a vote of shareholders is required by applicable law. the Declaration or a resolution of the Board, (ii) neither the Declaration nor applicable law requires a vote of shareholders on the Proposals, and the Board has not adopted a resolution requiring a vote of shareholders on the Proposals, and (iii) accordingly, the Proposal; would not be presented at the Funds Annual Meeting.The Saba Proxy Statement further states that Saba disputes "the Funds interpretation of the Funds organizational documents. This statement by Saba Is inaccurate and misleading. The provision in the Declaration regarding matters on which shareholders have the power to vote is clear and unambiguous, as discussed in the May 11 Letter, and not subject to disagreement with respect to its interpretation.Sabas mischaracterization of the Funds governing documents and inaccurate portrayal of the Funds position render the above statements in the Saba Proxy Statement false and misleading under, and in violation of, Rule 14a-9.